UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 24, 2003
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)		02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Item 9. Regulation FD Disclosure.

On July 24, 2003 the registrant issued the following press release announcing financial results for the second quarter of 2003. This press release is included in its entirety in Item 9 of this Form 8-K in order to satisfy the requirements of the new Item 12.

CONTACTS:	John T. Ruggieri Senior Vice President and Chief Financial Officer 401-335-8470
Investor Relations: FD Morgen-Walke Cara O'Brien/Melissa Myron Press: Claudine Cornelis/Stephanie Sampiere 212-850-5600
FOR IMMEDIATE RELEASE
A.T. CROSS COMPANY REPORTS SECOND QUARTER RESULTS

Lincoln, RI - July 24, 2003 - A.T. Cross Company (AMEX: ATX), today announced financial results for the second quarter ended June 28, 2003.

The Company also announced separately today a corporate restructuring program designed to increase the Company's competitiveness in the global marketplace.

Second Quarter Results
*

Net sales increased 6.4% to $29.2 million compared to $27.5 million last year. The increase was driven by strong sales of Costa Del Mar, a manufacturer and marketer of premium polarized sunglasses, which was acquired on April 21, 2003. Costa Del Mar's second quarter is the seasonally strongest of the year. Writing instruments and related accessory product revenue declined 5.2% to $26.1 million compared to the prior year quarter.

* Gross margin was 51.6% versus 52.0% in the prior year period.
*

Selling, general and administrative expenses were $13.9 million, or 47.7% of net sales. This compares to SG&A expenses of $13.7 million, or 49.9% of net sales, in the second quarter of 2002. SG&A margin improvement was primarily due to the leverage from increased sales.

*

Operating income was $0.8 million compared to a loss of $0.8 million in the prior year's quarter. Second quarter operating results include a gain of $1.0 million on the disposition of the Company's former Irish manufacturing facility that was sold in the second quarter.

*

Net income was $0.5 million, or $0.03 per share, which includes approximately $0.7 million, or $0.04 per share, due to the activities related to the sale of the Irish property. During the second quarter of 2002, the Company incurred a net loss of $0.3 million, or $0.02 per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "In the second quarter, we furthered our strategy to create a market-leading portfolio of distinctive branded personal and business accessories. While the market for quality writing instruments, particularly in the corporate gift channel, remained challenging, Costa Del Mar, our newly acquired sunglass company, delivered solid results in its seasonally strongest quarter. We continue to look for new ways to diversify our product portfolio and expand our distribution of existing products. During the quarter, we introduced several Cross branded line extensions that offered fresh takes on classic favorites as well as increased the number of doors for our recently launched business accessories line."

Six-Month Results
* Net sales remained relatively flat at $55.3 million versus $55.0 million in the comparable period last year.
*

Operating income was $0.9 million compared to breakeven in the prior year period. Six-month operating results include a gain of $1.0 million on the sale of the Company's former Irish facility that was sold in the second quarter.

*

Net income was $0.6 million, or $0.04 per share, which includes approximately $0.7 million, or $0.04 per share, due to the activities related to the sale of the Irish property. This compares to net income of $0.3 million, or $0.02 per share, for the prior year period.

Mr. Whalen continued, "We are pleased about the initial response to, and future opportunity for, our recent initiatives in light of a continuously challenging environment. As we also announced today, we have initiated a reorganization strategy that will both enhance our profitability as well as provide additional resources to support these growth and diversification initiatives."

Mr. Whalen concluded, "Looking to the second half of the year, we expect to improve upon the results we achieved in the first half. While we do not anticipate a rebound in our corporate gift business, our retail business will benefit from the significant progress we've made securing commitments from our office superstore customers to provide their consumers unique holiday gift offerings. Additionally, we expect our Europe and Asia businesses to begin to recover from the impact that the war and SARS had in those regions. The second half of the year is the seasonally smallest for Costa Del Mar, and we intend to use this time to focus on developing strategic initiatives for this business. We look forward to capitalizing on the investments we have made and the momentum we have built thus far as we move into the second half of the year and beyond."

During the second quarter, the Company repurchased 135,000 shares of its Class A common stock for approximately $0.7 million.

The Company's management will host a conference call tomorrow, July 25, 2003, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's web site at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on July 25th through August 1st at 1-800-934-4850 or 1-402-220-1178.

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the expected economic recovery from the war and SARS, the anticipated success of business accessories, sunglasses, new writing instrument products, programs with office superstores, and a diversification of the Company's revenue stream). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability to launch new products successfully, the ability to successfully operate a new line of business, existing and new consumers' reaction to the Company's writing instrument products, consumer reaction to the Company's ability to transfer its brand beyond writing instruments, the inability of the Company to impact the overall economic environment and the inability to enforce the office superstores' commitments for holiday gift programs, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 24, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$ 29,239	$ 27,491	$ 55,255	$ 54,971
Cost of goods sold	14,145	13,193	26,805	26,347
Gross Profit	15,094	14,298	28,450	28,624
Selling, general and administrative expenses	13,941	13,708	25,915	25,916
Research and development expenses	509	553	1,057	1,117
Service and distribution costs	894	862	1,579	1,580
Gain on disposition of asset held for sale	(1,011)	0	(1,011)	0
Operating Income (Loss)	761	(825)	910	11
Interest and other (expense) income	(49)	325	34	418
Income (Loss) From Continuing Operations Before Income Taxes	712	(500)	944	429
Income tax expense (benefit)	249	(175)	330	150
Net Income (Loss)	$ 463	$ (325)	$ 614	$ 279

Basic and diluted earnings (loss) per share	$ 0.03	$ (0.02)	$ 0.04	$ 0.02

Weighted average shares outstanding	15,085	16,028	15,193	16,129

Segment Data: Writing Instruments & Accessories
Net sales	$ 26,054	$ 27,491	$ 52,070	$ 54,971
Operating (Loss) Income	(13)	(825)	136	11
Interest and other (expense) income	(47)	325	36	418
(Loss) Income From Continuing Operations Before Income Taxes	(60)	(500)	172	429

Segment Data: Optical
Net sales	$ 3,185	$ 0	$ 3,185	$ 0
Operating Income	774	0	774	0
Interest and other expense	(2)	0	(2)	0
Income From Continuing Operations Before Income Taxes	772	0	772	0

Writing Instruments & Accessories Sales Data:
Americas	$ 15,311	$ 16,224	$ 28,175	$ 30,160
Europe, Middle East and Africa	6,675	6,428	13,525	13,445
Asia Pacific	2,805	3,747	7,480	8,551
OEM - Writing Instruments	1,077	1,086	1,948	2,775
OEM - Digital Pens	186	6	942	40
Total Net Sales	$ 26,054	$ 27,491	$ 52,070	$ 54,971

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
Assets	June 28, 2003	June 29, 2002
Cash, cash equivalents and short-term investments	$ 19,350	$ 22,888
Accounts receivable	19,433	19,544
Inventories	18,516	15,549
Deferred income taxes	4,899	5,303
Other current assets	6,531	4 097
Total Current Assets	68,729	67,381
Property, plant and equipment, net	26,230	28,911
Goodwill	7,311	3,944
Deferred income taxes	2,589	2,428
Intangibles and other assets	5,092	2,084
Total Assets	$ 109,951	$ 104,748
Liabilities and Shareholder's Equity
Current liabilities	$ 28,515	$ 28,947
Long-term debt	7,538	0
Accrued warranty costs	2,004	3,540
Shareholders' equity	71,894	72,261
Total Liabilities and Shareholders' Equity	$ 109,951	$ 104,748

For information at A. T. Cross contact:
John T. Ruggieri
Senior Vice President and Chief Financial Officer
(401) 335-8470
jruggieri@cross.com
	4890-2Q-03

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date July 24, 2003	JOHN T. RUGGIERI (John T. Ruggieri) Senior Vice President and Chief Financial Officer